AGREEMENT

AGREEMENT made as of the 9th day of June, 2006, by and between:

Scott Raleigh with an address at 4400 Route 9, #1000, Freehold, New Jersey 07728 (“SELLER”);

and

Jon Hall, with an address at c/o Dewpoint Environmental, Inc., 100 Congress Avenue, Suite 2000, Austin, Texas 78701 (“PURCHASER”).

R E C I T A L S:

FIRST, SELLER is the owner of 100,000 shares of common stock of 51148, Inc., a Delaware corporation (“51148”).

SECOND, SELLER desires to sell all 100,000 of his issued and outstanding shares in 51148 (the “Shares”) to PURCHASER in consideration of the following.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.0	Transfer of Shares.

SELLER hereby transfers and delivers the Shares to PURCHASER in consideration of $28,000. Upon receipt of the consideration into the Anslow & Jaclin, LLP Attorney Trust Account, SELLER will immediately forward a certificate or certificates representing the Shares, properly endorsed or otherwise in good form for transfer, to PURCHASER.

2.0       Representations and Warranties of SELLER. SELLER hereby represents and warrants to PURCHASERS that:

2.1       Authority. SELLER has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by SELLER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

2.2 Resignation. SELLER represents that he is the sole stockholder of 51148 and that PURCHASER is purchasing all of the issued and outstanding shares of capital stock of 51148. SELLER hereby agrees that upon receipt of the consideration set forth above, he is relinquishing all interest in the Shares. In addition, upon execution of this Agreement, SELLER shall resign as the sole officer and director of 51148.

2.3       Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which 51148 or SELLER is a party or by which 51148 or SELLER is bound.

2.4       Title to Shares. SELLER is the sole legal and beneficial owner of the Shares and has good and marketable title thereto, free and clear of any liens, claims, rights and encumbrances. As of the date hereof, no other shares of capital stock or other equity securities of 51148 are issued, reserved for issuance or outstanding. All of the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of 51148 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of 51148 may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, phantom equity or similar rights, agreements, arrangements or undertakings of any kind to which 51148 is a party or by which it is bound obligating 51148 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of 51148 or obligating 51148 to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

2.5       No Claims; Indemnity.          There are currently no claims or lawsuits threatened or pending against 51148 or SELLER (as the owner of the 51148 shares), and SELLER is unaware of any conditions or circumstances that would lead to or justify the filing of any claim or lawsuit. If, after the consummation of this transaction and the transfer of the Shares from SELLER to PURCHASER any claim or lawsuit shall be filed against 51148 or PURCHASER (as the owner of the Shares), arising out of any circumstances whatsoever prior to transfer of the Shares, SELLER shall defend, indemnify and hold PURCHASER harmless from and against any and all such claims or lawsuits or any awards or judgments granted thereunder. 51148 does not have any employees. 51148 is not in violation of any material statute, law, regulation, ordinance, rule, judgment, order, decree or arbitration award applicable to 51148 or its business.

2.6       Good Standing. 51148 is duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. 51148 is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the 51148lure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect. SELLER has provided PURCHASER with complete and correct copies of the Certificate of Incorporation and Bylaws of 51148, each as amended through the date of this Agreement. The records of meetings of the stockholders and Board of Directors of 51148 furnished to PURCHASER are complete and correct in all material respects. The stock records of 51148 furnished to PURCHASER are complete and correct in all material respects and accurately reflect the record ownership and beneficial ownership of all of the outstanding shares of capital stock of 51148 and any other outstanding securities issued by 51148.

2.7       S.E.C. Documents; Undisclosed Liabilities. 51148 has filed with the Securities and Exchange Commission (the “S.E.C.”) all reports, schedules, forms, statements and other documents as were required by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), during the period 51148 has been required by law to file such material, and 51148 has delivered or made available to PURCHASER all such reports, schedules, forms, statements and other documents filed by 51148 with the S.E.C. (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “51148 S.E.C. Documents”). As of their respective dates, the 51148 S.E.C. Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the S.E.C. promulgated thereunder applicable to such 51148 S.E.C. Documents, and none of the 51148 S.E.C. Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent revised or superseded by a subsequent filing with the S.E.C. (a copy of which has been provided to PURCHASER prior to the date of this Agreement), none of the 51148 S.E.C. Documents contains any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of 51148 included in such 51148 S.E.C. Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the S.E.C. with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by the applicable form under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of 51148 as of the dates thereof and the results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to the extent they may not include footnotes or may be condensed). As of the date of this Agreement, 51148 does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

3.0       Representations and Warranties of PURCHASER. PURCHASER hereby unconditionally represents and warrants to SELLER that:

3.1       Authority. PURCHASER has the power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by PURCHASER and constitutes a valid and binding instrument, enforceable in accordance with its terms.

3.2       Compliance with Other Instruments. The execution, delivery and performance of this Agreement is in compliance with and does not conflict with or result in a breach of or in violation of the terms, conditions or provisions of any agreement, mortgage, lease or other instrument or indenture to which PURCHASER is a party or by which PURCHASER is bound.

3.3 Rule 144 Restriction. PURCHASER hereby agrees that the Shares are “restricted securities” pursuant to Rule 144 under the Securities Act, inasmuch as they are being acquired from an affiliate of 51148 in a transaction not involving a public offering, and that such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

4.0       Notices. Notice shall be given by certified mail, return receipt requested, the date of notice being deemed the date of postmarking. Notice, unless either party has notified the other of an alternative address as provided hereunder, shall be sent to the address as set forth herein.

5.0       Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of New Jersey.

6.0       Severability. In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

7.0       Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

8.0        Invalidity.      If any paragraph of this Agreement shall be held or declared to be void, invalid or illegal, for any reason, by any court of competent jurisdiction, such provision shall be ineffective but shall not in any way invalidate or affect any other clause, Paragraph, section or part of this Agreement.

9.0 Gender and Number. Words importing a particular gender mean and include the other gender and words importing a singular number mean and include the plural number and vice versa, unless the context clearly indicated to the contrary.

10.0     Amendments. No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

11.       No Assignments. Neither party may assign nor delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party.

12.        Waiver of Counsel. PURCHASER and SELLER hereby acknowledge that they have the right to obtain legal counsel for this transaction. In addition, both parties hereby acknowledge that Anslow & Jaclin, LLP represents 51148 and no other party in this transaction. It has drafted this Agreement for convenience purposes only.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have signed this Agreement by their duly authorized officers the day and year first above written.

SELLER:	PURCHASER:

By: /s/	Scott Raleigh	By: /s/ Jon Hall
	SCOTT RALEIGH	JON HALL